Exhibit 21

SUBSIDIARIES

The following is a list of the significant and other active and inactive subsidiaries of the Company as of October 9, 2014:

Significant Subsidiaries	Jurisdiction of Incorporation

Telecommunications Transmission Segment
Comtech EF Data Corp.	Delaware
Comtech Systems, Inc.	Delaware

Mobile Data Communications Segment
Comtech Mobile Datacom Corporation	Delaware

RF Microwave Amplifiers Segment
Comtech Xicom Technology, Inc.	California

Other Active Subsidiaries

Telecommunications Transmission Segment
Memotec Inc. (a subsidiary of Comtech EF Data Corp.)	New Brunswick, Canada
Comtech EF Data Pte. Ltd.	Singapore
Beijing Comtech EF Data Equipment Repair Service, Co., Ltd. (a subsidiary of Comtech EF Data Corp.)	China

Mobile Data Communications Segment
Comtech AeroAstro, Inc.	Delaware

RF Microwave Amplifiers Segment
Comtech PST Corp.	New York
Xicom Technology Europe, Ltd. (a subsidiary of Comtech Xicom Technology, Inc.)	United Kingdom

Inactive Subsidiaries
Angels Acquisition Corp.	Delaware
ARMER Communications Engineering Services, Inc.	Delaware
Comtech Antenna Systems, Inc.	Delaware
Comtech Communications Corp.	Delaware
Comtech Comstream, Inc.	Delaware
Comtech CPI Electron Devices Corp.	Delaware
Comtech CPI Microwave Corp.	Delaware
Comtech Systems International, Inc.	Delaware
Comtech Tolt Technologies, Inc.	Delaware
Tiernan Radyne Comstream, Inc.	Delaware